UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

LOTON, CORP

(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2016, Loton, Corp (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Mr. Oliver Bengough, Obar Camden Holdings Limited (“OCHL”), Obar Camden Limited (“OCL”), KoKo (Camden) Limited (“KoKo UK”) (an indirect investment subsidiary of the Company), Mr. Robert S. Ellin, the Company’s Executive Chairman and President and director of KoKo UK (OCHL, OCL, KoKo UK and Mr. Ellin are collectively referred to herein as the “Respondents”), and Global Loan Agency Services Limited, as escrow agent (the “Escrow Agent”), relating to the Petition for Relief (the “Petition”) that was filed by Mr. Bengough in the High Court of Justice, Chancery Division (the “Court”) on May 20, 2016 against the Respondents.

Pursuant to the Settlement Agreement, at the Closing (as defined below) the parties agreed, among other things, to (i) terms of settlement in relation to all facts, matters and allegations raised by the Petition against the Respondents, including disputed liability under a Promissory Note, dated as of April 28, 2014 (the “Note”), pursuant to which OCHL and OCL were jointly liable to the Company for the principal amount of $494,749 and accrued interest rate of 8%, (ii) sell 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL owned by KoKo UK to Mr. Bengough on the terms provided in the Settlement Agreement, (iii) resolve certain ancillary matters arising from the past business dealings between Messrs. Ellin and Bengough, and (iv) to consummate the transactions contemplated thereunder and under certain related transaction documents (as defined below) (collectively, the “Settlement Transactions”).

As part of the Settlement Transactions, Messrs. Ellin and Bengough entered into an engagement agreement with BTG Financial Consulting LLP BTG (“BTG”) pursuant to which BTG will carry out an independent expert valuation of the value of the ordinary shares in OCHL on the terms set forth in the draft engagement letter appearing as an annex to the Settlement Agreement (the “Valuation”). Upon the conclusion of the Valuation, among other things, (i) Mr. Bengough shall pay to KoKo UK 50% of the value of the ordinary and deferred ordinary shares in OCHL less £37,000 (the “Purchase Price”), (ii) the Settlement Transactions shall be consummated, (iii) the Company shall discharge the Note, without any further payment by Mr. Bengough or any other entity to Mr. Ellin, KoKo UK or the Company, and (iv) each party agreed, on behalf of itself and on behalf of its Related Parties (as defined in the Settlement Agreement) not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other party or its Related Parties in any action, suit or other proceedings concerning the Released Claims (as defined in the Settlement Agreement), in UK or any other jurisdiction. Successful completion of the transactions referred to in clauses (i) through (iv) is referred to herein as the “Closing”.

To secure the payment of the Purchase Price, Mr. Bengough (a) has executed a Deed of Charge over his shares in OCHL in favor of KoKo UK, and (b) deposited with the Escrow Agent (collectively, the “Escrowed Items”) (i) the sum of £1,272,265 and (ii) certificates representing 48,878 ordinary shares and the 2,750 deferred ordinary shares in OCHL held by Mr. Bengough and certain related documents. In the event that Mr. Bengough does not make the full payment of the Purchase Price to KoKo UK and/or Mr. Ellin within the time provided in the Settlement Agreement (as discussed more fully below), the Escrow Agent shall release the Escrowed Items to KoKo UK, Mr. Ellin and/or the Company.

No later than the seventh business day after the date on which BTG provides its final Valuation report to Messrs. Ellin and Bengough and the Escrow Agent (the “Payment Cut-Off Date”), Mr. Bengough shall ensure that KoKo UK is in receipt of cleared funds for the full amount of the Purchase Price. If the Purchase Price is less than £1,272,265, an amount equal to the Purchase Price will be paid to KoKo UK by the Escrow Agent out of the funds deposited with the Escrow Agent, subject to and in accordance with the terms of the escrow agreement entered into by the parties (the “Escrow Agreement”). If the Purchase Price is equal to or more than £1,272,265, the full amount of £1,272,265 will be paid by the Escrow Agent to KoKo UK and Mr. Bengough shall, by the Payment Cut-Off Date, pay an amount equal to the difference between the Purchase Price and £1,272,265 to the Escrow Agent’s account, with such sum then to be paid by the Escrow Agent to an account specified by Mr. Ellin, subject to and in accordance with the terms of the Escrow Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 2.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Content Checked Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP

/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

Dated: September 28, 2016